Final Term Sheet

March 22, 2011

Filed pursuant to Rule 433

Registration Statement No. 333-165472

sanofi-aventis S.A.

$1,000,000,000 Floating Rate Notes Due 2012

Issuer	sanofi-aventis S.A.

Format	SEC-registered global notes

Title	Floating Rate Notes due 2012

Total initial principal amount being issued	$1,000,000,000

Issue price	100%

Pricing date	March 22, 2011

Expected settlement date	March 29, 2011 (T+5)

Maturity date	March 28, 2012, unless earlier redeemed

Day count	Actual/360

Day count convention for interest	Modified following adjusted

Special mandatory redemption	Not applicable

Interest rate	The interest rate for the first interest period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on March 25, 2011, plus the spread (as defined below). Thereafter, the interest rate for any interest period will be 3-month U.S. dollar LIBOR (as defined below), as determined on the applicable interest determination date, plus the spread. The interest rate will be reset quarterly on each interest reset date.

Spread to LIBOR	5 bps

Date interest starts accruing	March 29, 2011

Interest payment dates	Each March 28, June 28, September 28 and December 28, subject to adjustment in accordance with the day count convention specified above.

First interest payment date	June 28, 2011

Interest reset dates	The interest reset date for each interest period other than the first interest period will be the first day of such interest period, subject to adjustment in accordance with the day count convention specified above.

Interest periods	The period beginning on, and including, an interest payment date and ending on, but not including, the following interest payment date; provided that the first interest period will begin on March 29, 2011, and will end on, but not include, the first interest payment date.

Interest determination date	The interest determination date relating to a particular interest reset date will be the day that is two London banking days preceding such interest reset date.

Business days for payment	Days which are both a New York business day and a London banking day.

New York business day	Any weekday on which banking or trust institutions in the City of New York are not authorized generally or obligated by law, regulation or executive order to close.

London banking day	Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

Regular record dates for interest	Each March 13, June 13, September 13 and December 13

Trustee and calculation agent	Deutsche Bank Trust Company Americas

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: A2/Stable Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by sanofi-aventis S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	80105NAF2 / US80105NAF24

Managers	BNP PARIBAS BofA Merrill Lynch J.P. Morgan SOCIETE GENERALE

Credit Agricole CIB Deutsche Bank Securities HSBC RBS Santander

Calculation of U.S. Dollar Libor

With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the interest reset date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date (as defined above). If no rate appears, LIBOR, in respect of that interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include the calculation agent, the paying agents or their affiliates), as selected by the calculation agent (after consultation with the Issuer), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations (rounded if necessary to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards). If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean (rounded if necessary to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in The City of New York (which may include the calculation agent, the paying agents or their affiliates) selected by the calculation agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the calculation agent for the purposes of calculating the interest rate on the Floating Rate Notes shall be conclusive and binding on the holders of Floating Rate Notes, the Issuer and the trustee, absent manifest error.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from BNP PARIBAS, toll free at 1-800-854-5674; BofA Merrill Lynch, toll free at 1-800-294-1322; J.P. Morgan, collect at 1-212-834-4533; or SOCIETE GENERALE, collect at 1-212-278-7631.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

sanofi-aventis S.A.

$1,000,000,000 Floating Rate Notes Due 2013

Issuer	sanofi-aventis S.A.

Format	SEC-registered global notes

Title	Floating Rate Notes due 2013

Total initial principal amount being issued	$1,000,000,000

Issue price	100%

Pricing date	March 22, 2011

Expected settlement date	March 29, 2011 (T+5)

Maturity date	March 28, 2013, unless earlier redeemed

Day count	Actual/360

Day count convention for interest	Modified following adjusted

Special mandatory redemption	Not applicable

Interest rate	The interest rate for the first interest period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on March 25, 2011, plus the spread (as defined below). Thereafter, the interest rate for any interest period will be 3-month U.S. dollar LIBOR (as defined below), as determined on the applicable interest determination date, plus the spread. The interest rate will be reset quarterly on each interest reset date.

Spread to LIBOR	20 bps

Date interest starts accruing	March 29, 2011

Interest payment dates	Each March 28, June 28, September 28 and December 28, subject to adjustment in accordance with the day count convention specified above.

First interest payment date	June 28, 2011

Interest reset dates	The interest reset date for each interest period other than the first interest period will be the first day of such interest period, subject to adjustment in accordance with the day count convention specified above.

Interest periods	The period beginning on, and including, an interest payment date and ending on, but not including, the following interest payment date; provided that the first interest period will begin on March 29, 2011, and will end on, but not include, the first interest payment date.

Interest determination date	The interest determination date relating to a particular interest reset date will be the day that is two London banking days preceding such interest reset date.

Business days for payment	Days which are both a New York business day and a London banking day.

New York business day	Any weekday on which banking or trust institutions in the City of New York are not authorized generally or obligated by law, regulation or executive order to close.

London banking day	Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

Regular record dates for interest	Each March 13, June 13, September 13 and December 13

Trustee and calculation agent	Deutsche Bank Trust Company Americas

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: A2/Stable
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by sanofi-aventis S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	80105NAE5 / US80105NAE58

Managers	BNP PARIBAS BofA Merrill Lynch J.P. Morgan SOCIETE GENERALE Credit Agricole CIB Deutsche Bank Securities HSBC RBS Santander

Calculation of U.S. Dollar Libor

With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the interest reset date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date (as defined above). If no rate appears, LIBOR, in respect of that interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include the calculation agent, the paying agents or their affiliates), as selected by the calculation agent (after consultation with the Issuer), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations (rounded if necessary to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards). If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean (rounded if necessary to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in The City of New York (which may include the calculation agent, the paying agents or their affiliates) selected by the calculation agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the calculation agent for the purposes of calculating the interest rate on the Floating Rate Notes shall be conclusive and binding on the holders of Floating Rate Notes, the Issuer and the trustee, absent manifest error.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from BNP PARIBAS, toll free at 1-800-854-5674; BofA Merrill Lynch, toll free at 1-800-294-1322; J.P. Morgan, collect at 1-212-834-4533; or SOCIETE GENERALE, collect at 1-212-278-7631.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

sanofi-aventis S.A.

$750,000,000 Floating Rate Notes Due 2014

Issuer	sanofi-aventis S.A.

Format	SEC-registered global notes

Title	Floating Rate Notes due 2014

Total initial principal amount being issued	$750,000,000

Issue price	100%

Pricing date	March 22, 2011

Expected settlement date	March 29, 2011 (T+5)

Maturity date	March 28, 2014, unless earlier redeemed

Day count	Actual/360

Day count convention for interest	Modified following adjusted

Special mandatory redemption	Redemption at 101% plus accrued interest if (i) the pending exchange offer in relation to Genzyme Corporation has not been consummated under the related merger agreement between sanofi-aventis S.A. and Genzyme Corporation on or before September 30, 2011 or (ii) prior to the exchange offer being consummated, the merger agreement is terminated at any time, as more fully described in the preliminary prospectus supplement.

Special mandatory redemption date

October 31, 2011 (if our pending exchange offer in relation to Genzyme Corporation has not been consummated under the related merger agreement between us and Genzyme Corporation on or before September 30, 2011) or 30 days after the merger agreement between us and Genzyme Corporation is terminated (if, prior to the exchange offer being consummated, the merger agreement is terminated at any time), as more fully described in the preliminary prospectus supplement.

Interest rate	The interest rate for the first interest period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on March 25, 2011, plus the spread (as defined below). Thereafter, the interest rate for any interest period will be 3-month U.S. dollar LIBOR (as defined below), as determined on the applicable interest determination date, plus the spread. The interest rate will be reset quarterly on each interest reset date.

Spread to LIBOR	31 bps

Date interest starts accruing	March 29, 2011

Interest payment dates	Each March 28, June 28, September 28 and December 28, subject to adjustment in accordance with the day count convention specified above.

First interest payment date	June 28, 2011

Interest reset dates	The interest reset date for each interest period other than the first interest period will be the first day of such interest period, subject to adjustment in accordance with the day count convention specified above.

Interest periods	The period beginning on, and including, an interest payment date and ending on, but not including, the following Interest payment date; provided that the first interest period will begin on March 29, 2011, and will end on, but not include, the first interest payment date.

Interest determination date	The interest determination date relating to a particular interest reset date will be the day that is two London banking days preceding such interest reset date.

Business days for payment	Days which are both a New York business day and a London banking day.

New York business day	Any weekday on which banking or trust institutions in the City of New York are not authorized generally or obligated by law, regulation or executive order to close.

London banking day	Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

Regular record dates for interest	Each March 13, June 13, September 13 and December 13

Trustee and calculation agent	Deutsche Bank Trust Company Americas

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: A2/Stable
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by sanofi-aventis S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	80105NAC9 / US80105NAC92

Managers	BNP PARIBAS BofA Merrill Lynch J.P. Morgan
SOCIETE GENERALE

Credit Agricole CIB
Deutsche Bank Securities HSBC RBS
Santander

Calculation of U.S. Dollar Libor

With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the interest reset date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date (as defined above). If no rate appears, LIBOR, in respect of that interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include the calculation agent, the paying agents or their affiliates), as selected by the calculation agent (after consultation with the Issuer), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations (rounded if necessary to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards). If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean (rounded if necessary to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in The City of New York (which may include the calculation agent, the paying agents or their affiliates) selected by the calculation agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the calculation agent for the purposes of calculating the interest rate on the Floating Rate Notes shall be conclusive and binding on the holders of Floating Rate Notes, the Issuer and the trustee, absent manifest error.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from BNP PARIBAS, toll free at 1-800-854-5674; BofA Merrill Lynch, toll free at 1-800-294-1322; J.P. Morgan, collect at 1-212-834-4533; or SOCIETE GENERALE, collect at 1-212-278-7631.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.